UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 2) *

New Relic, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

64829B 10 0

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64829B 10 0	13 G	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS Trinity TVL IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,395,963 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Statement on Schedule 13G is filed by Trinity TVL IX, LLC (“Trinity TVL IX”), TVL Management Corporation (“TVL Management”), Trinity Ventures IX, L.P. (“Trinity IX”), Trinity IX Entrepreneurs’ Fund, L.P. (“TEF IX”), Trinity IX Side-By-Side Fund, L.P. (“Trinity SBS IX”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”), Ajay Chopra (“Chopra”), Daniel Scholnick (“Scholnick”) and Patricia E. Nakache (“Nakache,” and collectively with Trinity TVL IX, TVL Management, Trinity IX, TEF IX, Trinity SBS IX, Orr, Fenton, Wang, Tai, Chopra and Scholnick referred to herein as, the “Reporting Persons”). Trinity TVL IX serves as the sole General Partner of Trinity IX, TEF IX and Trinity SBS IX. As such, Trinity TVL IX possesses power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Orr, Fenton, Wang, Tai, Chopra, Scholnick and Nakache serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Chopra, Nakache and TVL Management are Management Members of Trinity TVL IX, and Scholnick is a Member of Trinity TVL IX. As such, Orr, Fenton, Wang, Tai, Chopra, Scholnick and Nakache share power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.

CUSIP NO. 64829B 10 0	13 G	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS Trinity Ventures IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,395,963 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.

CUSIP NO. 64829B 10 0	13 G	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS Trinity IX Entrepreneurs’ Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,395,963 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.

CUSIP NO. 64829B 10 0	13 G	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS Trinity IX Side-By-Side Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,395,963 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.

CUSIP NO. 64829B 10 0	13 G	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS TVL Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 351 shares of Common Stock
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 351 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,396,314 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.

CUSIP NO. 64829B 10 0	13 G	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS Lawrence K. Orr
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 70,465 shares of Common Stock (4)
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 70,465 shares of Common Stock (4)
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,428 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 70,465 shares held by a family trust (the “Orr Trust”). Mr. Orr is the trustee of the Orr Trust.

CUSIP NO. 64829B 10 0	13 G	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS Noel J. Fenton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 63,728 shares of Common Stock (4)
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 63,728 shares of Common Stock (4)
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,459,691 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 63,728 shares held by a family trust (the “Fenton Trust”). Mr. Fenton is the trustee of the Fenton Trust.

CUSIP NO. 64829B 10 0	13 G	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS Fred Wang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 48,158 shares of Common Stock (4)
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 48,158 shares of Common Stock (4)
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,444,121 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 48,158 shares held by a family trust (the “Wang Trust”). Mr. Wang is the trustee of the Wang Trust.

CUSIP NO. 64829B 10 0	13 G	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS Augustus O. Tai
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 81,364 shares of Common Stock (4)
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 81,364 shares of Common Stock (4)
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,477,327 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 81,364 shares held by a family trust (the “Tai Trust”). Mr. Tai is the trustee of the Tai Trust.

CUSIP NO. 64829B 10 0	13 G	Page 11 of 18 Pages

1	NAMES OF REPORTING PERSONS Patricia E. Nakache
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,083 shares of Common Stock (4)
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 9,083 shares of Common Stock (4)
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,405,046 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 9,083 shares held by a family trust (the “Nakache Trust”). Mrs. Nakache is the trustee of the Nakache Trust.

CUSIP NO. 64829B 10 0	13 G	Page 12 of 18 Pages

1	NAMES OF REPORTING PERSONS Ajay Chopra
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,624 shares of Common Stock (4)
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 10,624 shares of Common Stock (4)
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,406,587 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 10,624 shares held by a family trust (the “Chopra Trust”). Mr. Chopra is the trustee of the Chopra Trust.

CUSIP NO. 64829B 10 0	13 G	Page 13 of 18 Pages

1	NAMES OF REPORTING PERSONS Daniel Scholnick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,941 shares of Common Stock
	6	SHARED VOTING POWER 1,395,963 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 24,941 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,395,963 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,420,904 shares of Common Stock (2)(4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 1,395,963 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 1,358,567 shares of Common Stock held directly by Trinity IX, (ii) 21,258 shares of Common Stock held directly by TEF IX and (iii) 16,138 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.
(4)	Includes 6,968 shares held by Scholnick.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Securities and Exchange Commission in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of New Relic, Inc., a Delaware corporation (the “Issuer”).

Item 1

New Relic, Inc.

188 Spear Street, Suite 1200

San Francisco, California 94105.

Item 2

(a)	Name of Reporting Persons Filing:

1.	Trinity TVL IX, LLC (“Trinity TVL IX”)

2.	Trinity Ventures IX, L.P. (“Trinity IX”)

3.	Trinity IX Entrepreneurs’ Fund, L.P. (“TEF IX”)

4.	Trinity IX Side-By-Side Fund, L.P. (“Trinity SBS IX”)

5.	TVL Management Corporation (“TVL Management”)

6.	Lawrence K. Orr (“Orr”)

7.	Noel J. Fenton (“Fenton”)

8.	Fred Wang (“Wang)

9.	Augustus O. Tai (“Tai”)

10.	Patricia E. Nakache (“Nakache”)

11.	Ajay Chopra (“Chopra”)

12.	Daniel Scholnick (“Scholnick”)

(b)	Address of Principal Business Office: c/o Trinity Ventures
2480	Sand Hill Road, Suite 200
Menlo	Park, California 94025

Citizenship:

Trinity TVL IX	Delaware
Trinity IX	Delaware
TEF IX	Delaware
Trinity SBS IX	Delaware
TVL Management	Delaware
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America
Nakache	United States of America
Chopra	United States of America
Scholnick	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 64829B 10 0

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the beneficial ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2016:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (2)	Sole Dispositive Power (1)	Shared Dispositive Power (2)	Beneficial Ownership(2)	Percentage of Class (3)
Trinity IX	1,358,567	0	1,395,963	0	1,395,963	1,395,963	2.6%
TEF IX	21,258	0	1,395,963	0	1,395,963	1,395,963	2.6%
Trinity SBS IX	16,138	0	1,395,963	0	1,395,963	1,395,963	2.6%
Trinity TVL IX (2)	0	0	1,395,963	0	1,395,963	1,395,963	2.6%
TVL Management (2)	351	351	1,395,963	351	1,395,963	1,396,314	2.6%
Orr (2)	70,465	70,465	1,395,963	70,465	1,395,963	1,466,428	2.8%
Fenton (2)	63,728	63,728	1,395,963	63,728	1,395,963	1,459,691	2.8%
Wang (2)	48,158	48,158	1,395,963	48,158	1,395,963	1,444,121	2.7%
Tai (2)	81,364	81,364	1,395,963	81,364	1,395,963	1,477,327	2.8%
Nakache (2)	9,083	9,083	1,395,963	9,083	1,395,963	1,405,046	2.7%
Chopra (2)	10,624	10,624	1,395,963	10,624	1,395,963	1,406,587	2.7%
Scholnick (2)	24,941	24,941	1,395,963	24,941	1,395,963	1,420,904	2.7%

(1)	Represents shares of Common Stock of the Issuer held directly by the Reporting Person.
(2)	The shares are held directly by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX serves as the sole General Partner of Trinity IX, TEF IX and Trinity SBS IX. As such, Trinity TVL IX possesses power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Orr, Fenton, Wang, Tai, Chopra, Scholnick and Nakache serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Chopra, Nakache and TVL Management are Management Members of Trinity TVL IX, and Scholnick is a Member of Trinity TVL IX. As such, Orr, Fenton, Wang, Tai, Chopra, Scholnick and Nakache share power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX owns no securities of the Issuer directly.
(3)	The percentage is based on 52,784,330 shares of Common Stock reported to be outstanding as of January 25, 2017 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on February 8, 2017.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2017

TRINITY VENTURES IX, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TRINITY IX SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TRINITY IX ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TRINITY TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Management Member

TVL MANAGEMENT CORPORATION

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Patricia E. Nakache
Patricia E. Nakache

/s/ Ajay Chopra
Ajay Chopra

/s/ Daniel Scholnick
Daniel Scholnick

Exhibit:

A:	Joint Filing Statement